EXHIBIT 99.1

GREIF, INC. NAMES ROBERT M. MCNUTT AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
OFFICER

Delaware, Ohio (Dec. 20, 2010) – Greif, Inc. (NYSE: GEF, GEF.B) today announced the appointment of Robert M. McNutt, 50, as senior vice president and chief financial officer. McNutt replaces Donald S. Huml, who will fully retire after assisting through a brief transition period.

McNutt comes to Greif from Boise Inc., where he was senior vice president and chief financial officer. He began his career as an auditor for Boise Cascade Corporation, and served in several positions for the company, working in Treasury, International Business Development and Building Products. He was named vice president, Investor Relations & Public Policy for Boise Cascade, LLC in 2005, and subsequently appointed SVP and CFO of Boise Inc. when that company was formed in 2008. Boise reported $2 billion in sales in 2009.

“We feel extremely fortunate that Rob has chosen to join our Greif executive team,” said Greif’s Chairman and CEO Michael Gasser. “Don left big shoes to fill, and Rob will fit into them nicely. The caliber of his character makes him a great fit with the Greif culture and the depth of his financial acumen will help us take the Greif Business System to the next level. His experience will be a tremendous asset as we continue to grow domestically and internationally.”

McNutt holds a bachelor’s degree in accounting and finance and an M.B.A. in accounting from Washington State University.

About Greif

Reporting $3.5 billion revenue in fiscal 2010, Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible and corrugated containers, packaging accessories and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

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Contact:
Deb Strohmaier, APR
Vice President, Communications
+1 740-549-6074
+1 740-816-0692 (cell)
debra.strohmaier@greif.com